Exhibit 3.4

CERTIFICATE OF FORMATION
OF
USA COMPRESSION PARTNERS, LLC

The undersigned hereby adopts the following Certificate of Formation for the purposes of forming a limited liability company pursuant to the Delaware Limited Liability Company Act:

ARTICLE I

The name of the limited liability company is USA Compression Partners, LLC (the “Company,.

ARTICLE II

The address of the Company’s registered office and the name and address of its registered agent for service of process are as follows:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

ARTICLE III

The purpose of the Company is the transaction of any or all business for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

ARTICLE IV

The Company shall continue indefinitely, unless earlier dissolved pursuant to the provisions of the Company’s limited liability company agreement or applicable law.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 3rd day of October, 2008.

/s/ Eric D. Long
Eric D. Long
President and Chief Executive Officer